Exhibit 99.1

FOR IMMEDIATE RELEASE

Communication Intelligence Corporation

Enters Into Agreement for Strategic Financing

Redwood Shores, California, August 27, 2007 - Communication Intelligence Corporation (“CIC” or “the Company”) (OTC BB: CICI), a leading supplier of electronic signature solutions for business process automation in the financial industry and the recognized leader in biometric signature verification announced today that it has signed a Securities Purchase and Registration Rights Agreement (the “Agreement”) with Phoenix Venture Fund LLC (the “Investor”), an accredited investor, pursuant to which the Company has agreed to issue and sell to the Investor, and the Investor has agreed to purchase from the Company, 21,500,000 shares of the Company’s common stock for an aggregate consideration of $3 million, before reduction for advisory fees and costs.  The transaction is subject to the terms and conditions specified in the Agreement.  Closing is scheduled to occur in early September 2007.

SG Phoenix Ventures LLC (“Phoenix”), the managing member of the Investor, will receive an advisory fee of $250,000 upon closing of the transaction.  The Company will also pay the investor’s counsel and other fees.  Net proceeds to the Company from the sale of the common stock will be approximately $2.7 million.  The Company expects to use the proceeds of the financing for additional working capital and payment of debt.

The common stock to be sold to the investor will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and will be sold pursuant to an exemption under Regulation D promulgated under the Securities Act of 1933, as amended.  Under the Agreement, the Company is required to file a registration statement providing for the resale of the shares to be issued under this transaction.

“With increasing evidence that the eSignature market is approaching takeoff, it has become apparent that in order to optimize the Company’s objectives of leveraging its leadership position into sustained sales growth and increasing shareholder value the Company needed to establish a source of strategic financing,” stated CIC’s Chairman & CEO, Guido DiGregorio.  “This financing satisfies several objectives, including immediately strengthening CIC’s balance sheet thereby enhancing credibility with top tier financial institutions. Further, we wanted a source capable of follow-on financing to support optimal revenue growth through organic growth and/or acquisitions, a source that can provide introductions to strategic partners and also a source with a proven track record of increasing shareholder value through strategic market support. This relationship with Phoenix achieves all of these objectives while re-establishing a long time relationship that has proven valuable to the Company in the past.”

“We believe CIC has maintained its leadership position through the market adversities and competitive challenges of the emerging eSignature market, and that leadership position represents significant shareholder value.  This investment reflects the confidence I have in CIC’s future, and represents my continued support for the Company,” said Philip Sassower, Chairman and CEO of Phoenix.  “After our first highly successful investment in CIC when the Company’s main focus was on text entry/natural input products, we look forward to once again joining forces with the management of CIC and to leveraging our respective strengths as we work together in pursuing a significant increase in shareholder value based on the strength of CIC’s eSignature product offering.”

About CIC

Communication Intelligence Corporation (“CIC”) is a leading supplier of electronic signature solutions for business process automation in the Financial Industry and the recognized leader in biometric signature verification. CIC’s products enable companies to achieve truly paperless work flow in their eBusiness processes by enabling them with “The Power to Sign Online®” with multiple signature technologies across virtually all applications.  Industry leaders such as AIG, Charles Schwab, Prudential, Nationwide (UK), Snap-on Credit and Wells Fargo chose CIC’s products to meet their needs. CIC sells directly to enterprises and through system integrators, channel partners and OEMs. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com.

Forward Looking Statement

Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors which may cause actual events to differ materially from expectations.  Such factors include the following (1) the ability to raise capital in the future, (2) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (3) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company’s business; (4) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (5) general economic and business conditions.

CIC, its logo and the Power to Sign Online are registered trademarks of CIC.  All other trademarks and registered trademarks are the property of their respective holders.

Contact Information

CIC

Investor Relations Inquiries:

Chantal Eshghipour

Phone: 650-802-7740

Email: investorrelations@cic.com

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